Exhibit 10(q)

FORMULA RESTRICTED STOCK AWARD AGREEMENT

Wendy’s International, Inc.

            , 20

THIS AGREEMENT, made as of             , 20     (the “Date of Grant”), between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined to grant to the Grantee an Award of Formula Restricted Stock as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Formula Restricted Stock.

1.1 The Company hereby grants to the Grantee an award of                      Shares of Formula Restricted Stock (the “Award”). The Shares of Formula Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Escrow; Restrictions on Transfer.

2.1 Evidence of book entry Shares with respect to Shares of Formula Restricted Stock the restrictions on which have not lapsed will be held in escrow by the Company pursuant to the terms of this Agreement until the restrictions on such Shares have lapsed.

2.2 The Shares of Formula Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Formula Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3. Lapse of Restrictions Generally.

Except as provided in Sections 4, 5 and 6 hereof, one-fourth (1/4) of the number of Shares of Formula Restricted Stock issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Formula Restricted Stock shall lapse, on each of the first four (4) anniversaries of the Date of Grant.

4. Effect of Certain Terminations of Service.

If the Grantee’s service as a director terminates as a result of the Grantee’s death, Retirement or becoming Disabled, in each case on or after the Date of Grant, all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Formula Restricted Stock shall lapse, as of the date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control at any time on or after the Date of Grant, all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Formula Restricted Stock shall lapse, immediately.

6. Forfeiture of Formula Restricted Stock.

In addition to the circumstance described in Section 9(a) hereof, any and all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination of the Grantee’s service as a director for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s status as a director of the Company or any of its Subsidiaries.

7. Delivery of Shares.

7.1 Except as otherwise provided in Section 7.2 hereof, evidence of book entry Shares with respect to Shares of Formula Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof or, if requested by the Grantee prior to such lapse of restrictions, a stock certificate with respect to such Shares of Formula Restricted Stock, shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Formula Restricted Stock have lapsed, free of all restrictions hereunder.

7.2 Evidence of book entry Shares with respect to Shares of Formula Restricted Stock in respect of which the restrictions have lapsed upon the Grantee’s death pursuant to Section 4 hereof or, if requested by the executors or administrators of the Grantee’s estate upon such lapse of restrictions, a stock certificate with respect to such Shares of Formula Restricted Stock, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of notification of the Grantee’s death, free of all restrictions hereunder.

8. Dividends and Voting Rights.

Subject to Section 9(a) hereof, upon issuance of the Formula Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid by the Company in cash on the Formula Restricted Stock shall be deferred and reinvested in Shares based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Formula Restricted Stock in respect of which such dividends or distributions were made. Where applicable, the term “Formula Restricted Stock” as used in this Agreement shall include the Shares acquired pursuant to this Section 8.

9. Execution of Agreement.

(a) The Shares of Formula Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i)             , 20     and (ii) the date that is immediately prior to the date that the Formula Restricted Stock vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Shares of Formula Restricted Stock evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

(b) If this Agreement is so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Formula Restricted Stock granted hereunder prior to such Grantee Return Date or Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10. No Right to Continued Service as Director.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to be retained as a member of the Board.

11. Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

WENDY’S INTERNATIONAL, INC.

By:

GRANTEE

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